Oportun Completes $425 Million Asset Backed Securitization
Transaction over seven times oversubscribed

6.95% average yield 127 basis points lower than prior August 2024 ABS financing

SAN CARLOS, Calif., January 16, 2025 – Oportun (Nasdaq: OPRT), a mission-driven financial services company, today announced the issuance of $425 million of one-year revolving fixed rate asset-backed notes secured by a pool of unsecured and secured installment loans.

The offering included five classes of fixed rate notes: Class A, Class B, Class C, Class D, and Class E. KBRA rated all classes of notes, assigning ratings of AA-, A-, BBB-, BB-, and B-, respectively. Deutsche Bank Securities Inc. served as the sole structuring agent and co-lead, and Goldman Sachs & Co. LLC and Jefferies also served as co-leads.

The weighted average coupon on the transaction was 6.15%, and the weighted average yield was 6.95%. The Class A notes were priced with a coupon of 5.01% per annum; the Class B notes were priced with a coupon of 5.30% per annum; the Class C notes were priced with a coupon of 5.89% per annum; the Class D notes were priced at 98.19% with a coupon of 7.25% and a yield of 9.22% per annum; and the Class E notes were priced at 97.31% with a coupon of 10.00% and a yield of 13.07% per annum.

“I’m pleased that fixed income investors have responded favorably as Oportun has continued to originate high-quality loans with improved credit performance. This securitization was more than seven times oversubscribed and priced at an average yield 127 basis points lower than our prior August 2024 ABS financing,” said Jonathan Coblentz, Chief Financial Officer at Oportun. “Since June of 2023 and inclusive of this transaction, Oportun has raised approximately $2.8 billion in diversified financings, including whole loan sales, securitizations and warehouse agreements from fixed income investors and banks.”

For more information visit oportun.com. The notes were offered pursuant to Rule 144A under the Securities Act of 1933, as amended.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Oportun
Oportun (Nasdaq: OPRT) is a mission-driven financial services company that puts its members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $19.2 billion in responsible and affordable credit, saved its members more than $2.4 billion in interest and fees, and helped its members save an average of more than $1,800 annually. For more information, visit Oportun.com.
###

Investor Contact Dorian Hare (650) 590-4323 ir@oportun.com Media Contact Michael Azzano Cosmo PR for Oportun (415) 596-1978 michael@cosmo-pr.com